PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated May 28, 2026)	Registration No. 333-296326

FST Corp.

Up to $10,400,000

Ordinary Shares

We have entered into an At The Market Offering Agreement, dated June 28, 2026 (the “Sales Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”), relating to our ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell Ordinary Shares having an aggregate offering price of up to $10,400,000 from time to time through or to Wainwright, acting as our sales agent or principal.

Sales of our Ordinary Shares, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through Nasdaq, the existing trading market for our Ordinary Shares, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. Under the Sales Agreement, Wainwright is not required to sell any specific number or dollar amount of our securities, but Wainwright will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

Wainwright will be entitled to a fixed commission rate of 3.0% of the gross proceeds of any Ordinary Shares sold under the Sales Agreement. See “Plan of Distribution” beginning on page S-7 for additional information regarding the compensation to be paid to Wainwright. In connection with the sale of our Ordinary Shares on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Wainwright will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Wainwright with respect to certain liabilities, including liabilities under the Securities Act.

As of May 18, 2026, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates, or our public float, was approximately $38,842,201.97, based on 44,766,003 Ordinary Shares outstanding, of which approximately 27,162,379 shares were held by non-affiliates, and a price of $1.43 per share, the closing price of our Ordinary Shares on the Nasdaq Global Market on May 18, 2026. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period, so long as our public float remains below $75,000,000. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “KBSX.” On July 1, 2026, the last reported sale price of our Ordinary Shares on the Nasdaq Global Market was $0.9649 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement and the documents incorporated by reference into this prospectus supplement for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is July 2, 2026.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts, this prospectus supplement and the accompanying base prospectus, both of which are part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The first part, the prospectus supplement, including the documents incorporated by reference, describes the specific terms of this offering. The second part, the accompanying base prospectus, including the documents incorporated by reference, provides more general information. Before you invest, you should carefully read this prospectus supplement, the accompanying base prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information” in this prospectus supplement. These documents contain information you should consider when making your investment decision.

This prospectus supplement may add, update, or change information contained in the accompanying base prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document filed after the date of this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus we may provide to you in connection with this offering. We have not authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, our Ordinary Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the Ordinary Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “FST,” the “Company,” “we,” “us,” and “our” refer to FST Corp., an exempted company incorporated under the laws of the Cayman Islands, and its consolidated subsidiaries.

S-ii

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The information included or incorporated by reference into the accompanying base prospectus and this prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” “should,” “predict,” “potential,” “continue,” and similar expressions or phrases identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including, but not limited to, statements about:

●	our ability to compete in the highly competitive golf equipment industry and to maintain and grow the market position of our “KBS” brand of golf club shafts;

●	our dependence on our principal operating subsidiary, Femco Steel Technology Co., Ltd., and its operations in Taiwan;

●	our reliance on key customers, original equipment manufacturer (OEM) and original design manufacturer (ODM) relationships, and professional player endorsements;

●	fluctuations in the cost and availability of raw materials, including steel and carbon fiber;

●	the impact of fluctuations in the exchange rate between the New Taiwan Dollar (“NTD”) and the U.S. dollar;

●	risks relating to doing business in Taiwan, including changes in the political, economic, and regulatory environment and relations between Taiwan and the People’s Republic of China;

●	our ability to remediate the material weaknesses identified in our internal control over financial reporting;

●	our ability to protect our intellectual property rights;

●	our status as a foreign private issuer and an emerging growth company and the reduced disclosure requirements applicable to us; and

●	dilution to our shareholders resulting from the issuance of additional Ordinary Shares, including upon the exercise of our outstanding warrants.

We urge you to consider these factors before investing in our Ordinary Shares. The forward-looking statements included in this prospectus supplement, the accompanying base prospectus, and any other offering material, or in the documents incorporated by reference herein and therein, are made only as of their respective dates. Except as required by law, we do not undertake, and we disclaim, any obligation to update any forward-looking statements or to announce any revisions to any of the forward-looking statements. For more detail on these and other risks, please see “Risk Factors” in this prospectus supplement, the accompanying base prospectus, and our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and our other filings with the SEC.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following information is only a summary of more detailed information included elsewhere in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus, and should be read together with the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying base prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. Before making a decision to invest in our Ordinary Shares, you should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying base prospectus, as well as the documents incorporated herein by reference.

Our Company

FST Corp. is an exempted company incorporated with limited liability under the laws of the Cayman Islands on November 24, 2023. We are a holding company and conduct our operations through our subsidiaries, and do not conduct operations directly. Our principal operating subsidiary, Femco Steel Technology Co., Ltd. (“Femco”), is a company limited by shares incorporated under the laws of Taiwan and a renowned manufacturer and innovator in the golf industry with a growing portfolio of innovative golf products, including acclaimed golf club shafts and other equipment. Founded in Taiwan in 1976 and commencing golf club shaft manufacture in 1992, Femco has spent more than three decades meticulously crafting high-performance shafts for golfers worldwide.

We produce and sell golf club shafts under our own high-performance “KBS” golf club shaft brand, and we serve as an original equipment manufacturer (OEM) and original design manufacturer (ODM) for other world-renowned golf equipment brands, golf equipment OEMs, and golf equipment distributors. We also develop our retail presence in the U.S. and Japan markets through our KBS Golf Experience stores, which provide retail customers new equipment build services and retro-build services for existing clubs. The development of the KBS brand is led by renowned designer Kim Braly. Since 2016, we have supplied golf shafts directly to PGA players, and as of December 31, 2025, 69 players (including PGA players) were using KBS brand shafts in 105 professional competitions.

On January 15, 2025, we consummated the business combination contemplated by the Business Combination Agreement, dated December 22, 2023, among us, FST Merger Ltd., Femco, and Chenghe Acquisition I Co. As a result of the business combination, our Ordinary Shares commenced trading on the Nasdaq Global Market under the symbol “KBSX” on January 16, 2025. Our Ordinary Shares are currently listed on the Nasdaq Global Market under the symbol “KBSX.”

In January 2026, we announced the release of our new graphite TGBlack driver shaft. The TGBlack shaft is designed to expand our graphite shaft product portfolio and is intended to provide enhanced performance characteristics for a range of golfers. The launch of the TGBlack shaft reflects our continued focus on product innovation and the development of new offerings to meet evolving customer demand.

On May 6, 2026, we announced our financial results for the quarter ended March 31, 2026. Net sales increased approximately 36% to $14.6 million compared to the first quarter of 2025, primarily reflecting increased OEM sales and continued growth in sales of KBS-branded graphite shafts. Gross margin increased to 51.6% from 46.1% in the prior-year period, and we reported net income of approximately $1.9 million, compared to a net loss in the first quarter of 2025.

On May 21, 2026, we announced the opening of a regional office in Wokingham, United Kingdom. The new facility is intended to support the expansion of our commercial operations throughout the United Kingdom and Europe by enhancing our regional sales, marketing, customer support and logistics capabilities.

Corporate Information

Our principal executive offices are located at No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan, and our telephone number at this address is +886 5221-2555. Our registered office in the Cayman Islands is located at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain a corporate website at https://fstcorp.com/. The information contained on, or accessible through, our website is not incorporated by reference into, and is not a part of, this prospectus supplement, and we have included our website address solely as an inactive textual reference.

We are both an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” under the Exchange Act. As a result, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or foreign private issuers. See “Risk Factors.”

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying base prospectus.

Ordinary Shares offered by us	Ordinary Shares having an aggregate offering price of up to $10,400,000.

Ordinary Shares to be outstanding after this offering

Up to 55,544,321 Ordinary Shares, assuming the sale of 10,778,318 Ordinary Shares at an assumed offering price of $0.9649 per share, the last reported sale price of our Ordinary Shares on the Nasdaq Global Market on July 1, 2026. The actual number of shares issued will vary depending on the sales price at which shares may be sold from time to time during this offering.

Manner of offering	“At the market offering” that may be made from time to time through or to Wainwright, as sales agent or principal, using commercially reasonable efforts. See “Plan of Distribution” on page S-7 of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-5.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement beginning on page S-3 and in the accompanying base prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our Ordinary Shares.

Nasdaq Global Market symbol	Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “KBSX.”

The number of Ordinary Shares to be outstanding after this offering is based on 44,766,003 Ordinary Shares outstanding as of July 1, 2026, and excludes 14,399,985 Ordinary Shares issuable upon the exercise of our outstanding warrants, each of which is exercisable to purchase one Ordinary Share at an exercise price of $11.50 per share.

RISK FACTORS

Investing in our Ordinary Shares involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus supplement, the accompanying base prospectus and in the documents that we incorporate by reference herein and therein before you decide to invest in our Ordinary Shares. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and the accompanying base prospectus, and under “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference herein. Any of the risks and uncertainties set forth therein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus supplement or the accompanying base prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Ordinary Shares.

Risks Related to This Offering

If you purchase Ordinary Shares in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares.

The offering price per share in this offering may exceed the net tangible book value per share of our outstanding Ordinary Shares prior to this offering. Assuming that an aggregate of 10,778,318 Ordinary Shares are sold at an assumed offering price of $0.9649 per share, the last reported sale price of our Ordinary Shares on the Nasdaq Global Market on July 1, 2026, for aggregate gross proceeds of approximately $10,400,000, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering would incur immediate dilution of approximately $0.5649 per share. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding warrants are exercised, there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares, our then existing shareholders may experience dilution, and the new securities may have rights senior to those of our Ordinary Shares offered in this offering.

The actual number of Ordinary Shares that we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver instructions to Wainwright to sell our Ordinary Shares at any time throughout the term of the Sales Agreement. The number of shares that are sold through or to Wainwright after our instruction will fluctuate based on a number of factors, including the market price of our Ordinary Shares during the sales period, the limits we set with Wainwright in any instruction to sell shares, and the demand for our Ordinary Shares during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The Ordinary Shares offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase Ordinary Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of the Ordinary Shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use them effectively.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We will have broad discretion in the application of the net proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering, which may be used for corporate purposes that do not improve our results of operations or increase the value of our Ordinary Shares. The failure by us to apply these funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience future dilution as a result of future equity offerings or the exercise of our outstanding warrants.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing shareholders. As of July 1, 2026, we had 14,399,985 Ordinary Shares issuable upon the exercise of outstanding warrants, each exercisable at an exercise price of $11.50 per share. In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares at prices that may not be the same as the price per share in this offering, and these future issuances may be at prices below the price at which you purchase shares in this offering. We may also issue securities in connection with acquisitions, strategic transactions, or otherwise. Any such issuance may result in further dilution to investors in this offering.

Risks Related to Our Securities

The price of our Ordinary Shares may be volatile, and the value of our Ordinary Shares may decline.

The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including variations in our revenues and operating expenses; actual or anticipated changes in analysts’ estimates or recommendations regarding our Ordinary Shares; market conditions affecting our business or the economy as a whole; developments in the golf equipment industry and in the financial markets; announcements of new products or services by us or our competitors; sales of our Ordinary Shares or other securities by us or in the open market; fluctuations in the exchange rate between the NTD and the U.S. dollar; developments concerning relations between Taiwan and the People’s Republic of China; and other events or factors, many of which are beyond our control, including those resulting from war, terrorism and other international conflicts, public health issues, and natural disasters. In addition, the stock markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

An active trading market for our Ordinary Shares may not be sustained, which would adversely affect the liquidity and price of our Ordinary Shares.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “KBSX.” However, we cannot assure you that an active trading market for our Ordinary Shares will be sustained. If an active market for our Ordinary Shares is not sustained, it may be difficult for you to sell your shares at an attractive price or at all, and the price of our Ordinary Shares may be more volatile.

Sales of a substantial number of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares. We expect that significant additional capital may be needed in the future to continue our planned operations.

We do not have any definite timetable for the payment of any dividends, and your ability to achieve a return on your investment may depend on appreciation in the price of our Ordinary Shares.

We do not have any definite timetable for the payment of any dividends. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant. As a holding company, we depend on the receipt of dividends and other distributions from Femco to satisfy our liquidity requirements, and Femco is subject to restrictions on paying dividends and making other payments to us under Taiwan law, including foreign exchange controls. Accordingly, you may need to rely on price appreciation of our Ordinary Shares for a return on your investment, which may never occur.

We are an “emerging growth company” and a “foreign private issuer,” and the reduced disclosure and governance requirements applicable to us may make our Ordinary Shares less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In addition, as a foreign private issuer, we are permitted to, and do, rely on exemptions from certain corporate governance requirements of Nasdaq and certain periodic disclosure and current reporting requirements of the Exchange Act, including the requirement to file quarterly reports on Form 10-Q and to furnish proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are not foreign private issuers, and our Ordinary Shares may be less attractive to investors as a result of our reliance on these exemptions.

We may not be able to maintain compliance with the continued listing requirements of the Nasdaq Global Market.

Our Ordinary Shares are listed on the Nasdaq Global Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements, including, among others, requirements relating to minimum bid price and shareholders’ equity. If we fail to satisfy the continued listing requirements of the Nasdaq Global Market and Nasdaq determines to delist our Ordinary Shares, the delisting could adversely affect the market liquidity of our Ordinary Shares, our ability to obtain financing for the operation of our business, and the market price of our Ordinary Shares.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including supporting the continued growth of our business, expanding our global sales and distribution capabilities to support customer demand, investing in new product development and commercialization, and enhancing our marketing and brand initiatives. We also may use a portion of the net proceeds from this offering to support strategic business development initiatives, including potential acquisitions, investments, joint ventures, or commercial partnerships that we believe complement our business, products and long term growth strategy, although we have no present commitments or agreements with respect to any such transaction. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. The amounts and timing of our actual expenditures will depend on numerous factors, including the amount of net proceeds received from this offering, our operating results, the timing of product launches, customer demand, capital requirements and other business opportunities that may arise. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

We do not have any definite timetable for the payment of any dividends on our Ordinary Shares and have not declared or paid any cash dividends since our inception. We currently intend to retain all of our available funds and any future earnings to operate and expand our business. Our board of directors has complete discretion as to whether to distribute dividends, subject to the provisions of the Companies Act (As Revised) of the Cayman Islands and our amended and restated memorandum and articles of association. Under Cayman Islands law, dividends and distributions may be declared and paid only out of our profits, our share premium account, or as otherwise permitted by the Companies Act (As Revised) of the Cayman Islands, provided that in no circumstances may a dividend be paid if this would result in our being unable to pay our debts as they fall due in the ordinary course of business.

We are a holding company, and we rely principally on dividends and other distributions from Femco to satisfy our liquidity requirements. Femco is subject to restrictions on its ability to pay dividends and make other distributions to us under applicable Taiwan law, including the Company Act and foreign exchange controls administered by Taiwan authorities. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that our board of directors may consider relevant.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

Ordinary Shares

In this offering, we are offering our Ordinary Shares having an aggregate offering price of up to $10,400,000. The material terms and provisions of our Ordinary Shares are described under the caption “Description of Share Capital” in the accompanying base prospectus. As of the date of this prospectus supplement, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. As of July 1, 2026, 44,766,003 Ordinary Shares were issued and outstanding, all of which are fully paid. In addition, as of that date, there were 14,399,985 warrants outstanding, each exercisable to purchase one Ordinary Share at an exercise price of $11.50 per full share. Each Ordinary Share is entitled to one vote on all matters subject to a vote at general meetings of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York 10004.

DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our Ordinary Shares immediately after this offering. Net tangible book value per share represents our total tangible assets, less total liabilities, divided by the number of our Ordinary Shares outstanding.

As of March 31, 2026 we had a net tangible book value of approximately $12,294,585, or approximately $0.27 per Ordinary Share. After giving effect to the assumed sale of 10,778,318 Ordinary Shares in this offering at an assumed offering price of $0.9649 per share, the last reported sale price of our Ordinary Shares on the Nasdaq Global Market on July 1, 2026, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2026, would have been approximately $21,973,275, or approximately $0.40 per Ordinary Share. This represents an immediate increase in net tangible book value of approximately $0.13 per share to our existing shareholders and an immediate dilution of approximately $0.5649 per share to new investors participating in this offering, as illustrated by the following table:

Assumed offering price per Ordinary Share		$0.9649
Net tangible book value per Ordinary Share as of March 31, 2026	$0.27
Increase in net tangible book value per Ordinary Share attributable to this offering	$0.13
As adjusted net tangible book value per Ordinary Share after giving effect to this offering		$0.40
Dilution in net tangible book value per Ordinary Share to new investors in this offering		$0.5649

The information above is illustrative only, and our net tangible book value following the completion of this offering will adjust based on the actual offering price, the actual number of shares sold, and other terms of this offering determined at the time our Ordinary Shares are sold pursuant to this prospectus supplement and the accompanying base prospectus. The shares sold in this offering, if any, will be sold from time to time at various prices.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 44,766,003 Ordinary Shares outstanding as of July 1, 2026, and excludes 14,399,985 Ordinary Shares issuable upon the exercise of outstanding warrants, each exercisable at an exercise price of $11.50 per share. To the extent that any of these warrants are exercised, or we issue additional Ordinary Shares in the future, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with Wainwright, under which we may offer and sell our Ordinary Shares having an aggregate offering price of up to $10,400,000 from time to time through or to Wainwright, acting as our sales agent or principal. A copy of the Sales Agreement is filed as an exhibit to a Current Report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, Wainwright may offer and sell our Ordinary Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on or through the Nasdaq Global Market or any other existing trading market in the United States for our Ordinary Shares, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. We may instruct Wainwright not to sell our Ordinary Shares if the sales cannot be effected at or above the price designated by us from time to time. We or Wainwright may suspend the offering of our Ordinary Shares being made through Wainwright under the Sales Agreement upon proper notice to the other party.

We will pay Wainwright a commission equal to 3.0% of the gross sales price per share sold through or to Wainwright under the Sales Agreement. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions, and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Wainwright for the documented fees and expenses of its legal counsel reasonably incurred in connection with the Sales Agreement in an amount not to exceed $50,000, in addition to up to $5,000 per due diligence update session for the fees and expenses of Wainwright’s counsel in connection with each such session, plus any incidental expenses. We estimate that the total expenses for this offering payable by us, excluding commissions payable to Wainwright under the Sales Agreement, will be approximately $409,310.

Settlement for sales of our Ordinary Shares will occur on the first business day following the date on which any sales are made, or on some other date that is agreed upon by us and Wainwright in connection with a particular transaction, in each case in accordance with Rule 15c6-1 under the Exchange Act (or any such shorter settlement cycle as may then be in effect), in return for payment of the net proceeds to us. Sales of our Ordinary Shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

Wainwright will provide written confirmation to us following the close of trading on the Nasdaq Global Market on each day in which our Ordinary Shares are sold through or to it under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross sales proceeds, the net proceeds to us, and the compensation payable by us to Wainwright with respect to such sales. We will report at least quarterly the number of Ordinary Shares sold through or to Wainwright under the Sales Agreement, the net proceeds to us, and the compensation paid by us to Wainwright in connection with such sales.

In connection with the sale of our Ordinary Shares on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act. As an underwriter, Wainwright will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M under the Exchange Act. To the extent required by Regulation M, Wainwright will not engage in any market-making activities involving our Ordinary Shares while the offering is ongoing under this prospectus supplement.

The offering of our Ordinary Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of our Ordinary Shares subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. Wainwright and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may receive customary fees.

This prospectus supplement in electronic format may be made available on a website maintained by Wainwright and Wainwright may distribute this prospectus supplement electronically.

LEGAL MATTERS

Certain legal matters relating to the offering as to U.S. federal securities law will be passed upon for us by Cassieopeia Olson, Esq., our U.S. legal counsel. Certain legal matters as to Cayman Islands law will be passed upon for us by Ogier, our Cayman Islands legal counsel. Certain legal matters as to Taiwan law will be passed upon for us by Ownlyn Attorney-at-law, our Taiwan legal counsel. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for Wainwright in connection with this offering.

EXPERTS

The consolidated financial statements of FST Corp. incorporated by reference in this prospectus supplement and the accompanying base prospectus from our Annual Report on Form 20-F for the fiscal year ended December 31, 2025 have been audited by Enrome LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form F-3 that we filed with the SEC. As permitted by the SEC’s rules, this prospectus supplement and the accompanying base prospectus, which form a part of the registration statement, do not contain all of the information that is included in the registration statement and its exhibits. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus supplement or the accompanying base prospectus concerning legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. Our corporate website is https://fstcorp.com/. The information contained on, or accessible through, our website is not incorporated by reference in, and is not a part of, this prospectus supplement, the accompanying base prospectus, or any other prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 20, 2026;

●	our Quarterly Reports on Form 6-K filed with the SEC on May 5, 2026;

●	our Current Reports on Form 6-K, filed with the SEC on August 20, 2025, November 3, 2025, November 12, 2025, November 18, 2025, December 10, 2025, January 13, 2026, February 12, 2026, April 23, 2026, and May 5, 2026; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A and any amendment or report filed for the purpose of updating that description.

We also incorporate by reference into this prospectus supplement and the accompanying base prospectus all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if, and only to the extent, they state that they are incorporated by reference into this prospectus supplement or the accompanying base prospectus) and prior to the termination or completion of this offering. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in a previously filed or furnished document incorporated by reference into this prospectus supplement or the accompanying base prospectus is deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying base prospectus to the extent that a statement contained herein, or in a subsequently filed or furnished document also incorporated by reference herein, modifies or supersedes that statement. You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with different information.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying base prospectus are delivered, upon written or oral request and at no cost to the requester, a copy of any and all of the information that has been incorporated by reference into this prospectus supplement and the accompanying base prospectus but not delivered with this prospectus supplement and the accompanying base prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

FST Corp.

No. 3, Gongye 1st Rd., Minxiong Township

Chiayi County 621018, Taiwan

+886 5221-2555

Attention: Investor Relations